Exhibit 99.1

SandRidge Energy Sends Letter to Shareholders

Provides Update on Ongoing Review of Strategic Alternatives

Urges Shareholders to Vote “FOR” all Five Highly-Qualified SandRidge Directors Plus Two Independent Nominees from Icahn

OKLAHOMA CITY, May 29, 2018 — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today announced that it has sent a letter to shareholders to provide a status update on the ongoing review of strategic alternatives to maximize shareholder value.

The Board strongly recommends that shareholders vote on the WHITE proxy card “FOR” all five of SandRidge’s highly-qualified directors: Sylvia K. Barnes, Kenneth H. Beer, Michael L. Bennett, William M. Griffin and David J. Kornder at the Company’s 2018 Annual Meeting of Shareholders to be held on June 19, 2018. The Board also recommends that shareholders vote “FOR” the addition of only two independent directors proposed by Carl C. Icahn and his affiliates (collectively, “Icahn”). The Board has already carefully vetted and offered to appoint John J. “Jack” Lipinski and Randolph C. Read as directors in connection with a settlement proposal that Icahn refused.

The Board also recommends shareholders vote “FOR” the ratification of the continuation of the short-term shareholder rights plan through November 26, 2018 to protect shareholders from unfair, abusive or coercive takeover strategies, including acquisition of control without payment of an adequate premium, while the Board continues its review of strategic alternatives to maximize shareholder value.

Included below is the full text of the letter.

Dear Fellow SandRidge Shareholders:

I would like to take this opportunity to provide an update on our previously announced review of strategic alternatives, which is well underway.

We are moving forward expeditiously. As mentioned in our two most recent earnings calls, we have conducted a thorough and comprehensive assessment of the Company’s entire undeveloped asset inventory. In conjunction with this assessment, we created an associated unrisked 3P reserve development plan that provides a clear understanding of the Company’s long-term growth potential and net asset value. The quantified reserve potential and summary long term financial projections associated with this 3P plan are set forth on a Form 8-K furnished to the Securities and Exchange Commission on May 25, 2018. This plan provides the necessary foundation to properly assess all proposals received as a result of our strategic review process.

With the support of our independent financial advisor, RBC Capital Markets, we initiated solicitation of interested parties and the Company has entered into mutual non-disclosure agreements with several of them – including Carl C. Icahn and his affiliates (collectively, “Icahn”). These parties are thoroughly reviewing the information contained in our confidential data room and preparing to participate in management presentations that begin this week. As we previously announced, we will consider divestment or joint venture opportunities associated with our North Park Basin assets, potential corporate and asset combination options and a sale of the Company, including offers, if presented, from Icahn.

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

While we are moving quickly, we do not expect to complete the process prior to the Annual Meeting. Our priority is to ensure we reach out to any and all interested parties and provide sufficient time and resources to ensure the best possible outcome is presented for consideration. We expect to receive initial indications of interest before the end of June, after which the Board will evaluate, conduct diligence on and engage in negotiations with potential counter-parties that have submitted viable proposals. Our ultimate objective is that the process outcome provides the best platform for unlocking the full potential value and the realization of that value for the SandRidge shareholders.

Our Board is responsive and accountable to all shareholders and best positioned to conclude the ongoing strategic alternatives review process in a fair and impartial manner. In the past four months, in light of the feedback received from extensive discussions with our largest stockholders, SandRidge’s Board has committed the Company to a new strategic direction, implemented a management transition plan to replace the Company’s President and Chief Executive Officer and Chief Financial Officer and dramatically reduced the Company’s general and administrative expenses. We have also refreshed our Board with 40% of our directors having joined in 2018.

The Board continues to demonstrate its commitment to responsive governance by announcing an expansion of the Board from five to seven members at the 2018 Annual Meeting in order to accommodate two additional independent directors recommended by Icahn and by using a “universal proxy card” at the upcoming Annual Meeting to enhance shareholders’ ability to elect their desired directors. In an effort to avoid this proxy contest, we also invited two of Icahn’s nominees to immediately join as directors which would have provided it with direct representation of more than 25% of our Board. Icahn unilaterally rejected our constructive offer because it did not give Icahn complete control.

Our nominees have extensive experience in conducting strategic alternatives processes – four of our five directors have successfully led many public company sales processes as board directors, executive team members, or as a financial advisor. A Board led by our nominees ensures we have the independence, experience, skills and knowledge necessary to lead the Company forward with an unrelenting focus on continuous improvement of our operations and maximizing value.

Icahn is seeking to gain control of SandRidge without paying an appropriate premium or participating in a competitive process. Icahn has made clear its desire to acquire SandRidge. However, having nominated for election a full slate of seven candidates, including two who work directly for Icahn and one former employee (the “Icahn Nominees”), to sidestep the ongoing impartial process, Icahn is not content to compete fairly with other potential counterparties in the thorough and even-handed process being conducted by the SandRidge Board.

The election of the Icahn Nominees would end the impartial process, drive away competition and position Icahn to consolidate control as cheaply as possible.

Electing a Board dominated by Icahn Nominees would disadvantage our shareholders because of the distraction and delay caused by the need to fully educate them on the Company and their obvious competing priorities. Worse, a process led by an Icahn-dominated Board, in our view, would likely have a chilling effect on the participation of potential counterparties because such a process would be rigged in favor of Icahn, either in perception or reality. For this reason, we believe that otherwise interested third parties will be unwilling to incur the time, cost and expense of participating in a process controlled by Icahn.

Simply put, we believe it is impossible for a Board dominated by Icahn Nominees to run a fair, unbiased process that may result in selling the Company to Icahn. Do not let Icahn disrupt our progress or gain control of SandRidge without an appropriate premium or impartial, competitive process. Make no mistake, the disruption caused by turning control over to Icahn – which has offered no standalone plan – would leave SandRidge rudderless, jeopardizing your valuable investments and the substantial financial and operational progress your Board and management continue to achieve.

We urge you to vote for the entire slate of five highly-qualified and experienced SandRidge director nominees plus two additional, fully-independent Icahn nominees, and vote for the ratification of the short-term rights plan. Your vote is very important – no matter how few shares you own. Support your Board by voting the Company’s WHITE universal proxy card TODAY. Please follow the instructions on the enclosed WHITE universal proxy card to vote by telephone or Internet or sign, date and return the enclosed WHITE universal proxy card in the postage-paid envelope provided.

Sincerely,

William M. Griffin, Jr.

Director and Chief Executive Officer

Retain control of your investment – Vote the WHITE universal card TODAY

Vote FOR ALL 5 Highly- Qualified SandRidge Directors	Vote FOR ONLY 2 of 4 Independent Icahn Nominees	DO NOT Support Icahn’s Insiders
FOR Sylvia Barnes FOR Kenneth Beer FOR Michael Bennett FOR William “Bill” Griffin FOR David Kornder	John “Jack” Lipinski Randolph Read Bob Alexander Nancy Dunlap	AGAINST Jonathan Christodoro AGAINST Jonathan Frates AGAINST Nicholas Graziano

Independent, responsive and committed to maximizing value for all shareholders	SandRidge has already vetted and offered to appoint Lipinski and Read to the Board	Inherently Biased – two employees and one recent former employee of Icahn

DO NOT turn control over to Icahn – Discard the gold card

If you have any questions or require assistance with voting your WHITE proxy card, please call MacKenzie

Partners at the phone numbers listed below:

1407 Broadway

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: sandridge@mackenziepartners.com

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge’s Board of Directors. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue Oklahoma City, OK 73102

+1 (405) 429-5515

MacKenzie Partners, Inc.

Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com

Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:

SVC

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com

Kelly Kimberly, +1 (832) 680-5120, kkimberly@sardverb.com